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EXHIBIT 10.51

AMENDMENT TO EMPLOYMENT AGREEMENT

        Effective February 25, 2003, the Employment Agreement between Metromedia International Group, Inc. and Mark S. Hauf ("Hauf"), dated as of January 28, 2002 (the "Agreement"), regarding the employment of Hauf with Metromedia International Group, Inc. and its subsidiaries, is hereby amended, as follows:

1.
Section 1.1 of the Agreement is amended and restated, as follows:

  "The Company shall employ the Employee and the Employee shall serve the Company as Chief Executive Officer of MITI and as Chief Executive Officer of MIG and in such other capacities as shall be agreed between the Employee and the Board."

2.
Section 4.4 of the Agreement is amended to add a new sentence to the end thereof, as follows:

  "Notwithstanding any provision herein to the contrary, during the Employee's international assignment, the Employee's tax obligations and the Company's withholding obligations shall be satisfied in accordance with the International Assignment Tax Equalization Policy, attached hereto as Appendix A."

3.
Section 4 of the Agreement is amended to add the following two new paragraphs to the end thereof, as follows:

"4.7
During the Appointment, the Employee shall be entitled to the exclusive use, without charge or other obligation of the Employee, of the apartment currently rented by the Company in the Moscow area (commonly referred to as the "Pokrovsky Hills Property"), or one of similar size and quality.

4.8
During the Appointment, the Company shall reimburse Employee, upon the presentation of appropriate documentation, for tuition for his minor child to the private educational institution of Employee's choice; provided however that such reimbursement shall not exceed U.S.$25,000 per annum."

4.
Section 11 of the Agreement is amended to add the following new paragraph to the end thereof, as follows:

"11.10
MIG agrees to cause MITI, and all other Company subsidiaries, to agree to comply with its obligations hereunder."

5.
The Agreement is amended to add a new Appendix A to the end thereof, as follows:

"Appendix A
International Assignment Tax Equalization Policy

  A.1.
  Under the International Assignment Tax Equalization Policy, the Employee will bear a total income tax burden approximately equal to that which the Employee would have incurred if working solely in the United States with comparable base salary, incentive compensation payments, non-Company income, deductions and exemptions. Further under this Policy, the Company shall bear the full obligation for payment of taxes, if any, assessed against the Employee in any jurisdiction with respect to the Company's (i) provision of or payment for housing, (ii) payment or reimbursement of travel, lodging or other business expenses, (iii) reimbursement of child education expenses, and (iv) payment or reimbursement of expenses in connection with preparation of tax filings.

  A.2.
  Tax equalization is accomplished in the following manner:

    •
    The Company will retain from the Employee's current compensation package an estimated "hypothetical" tax, which is a negative adjustment in the compensation package that approximates the total United States federal, state and local tax that would have been incurred with respect to Company compensation. Upon request, personal income will be included. U.S. Social Security and Medicare taxes will be withheld from actual income.

    •
    Having reduced the Employee's compensation by the preliminary retained "hypothetical" tax, the Company will assume responsibility for paying the Employee's actual foreign country and U.S. federal, state and city tax liabilities attributable to income covered by this policy.

  A.3.
  After the U.S. federal, state, or local income tax returns have been filed, there will be a year-end reconciliation based on information forwarded to [KPMG Peat Marwick] by the Company. [KPMG] will compute the final "hypothetical" tax on all income as it is filed on the actual tax returns. This calculation will include all income taxes as well as all social taxes. The tax element will be restated, based on actual amounts, to a "final hypothetical" income and social tax for the calendar year. This reconciliation (year-end tax equalization settlement) will be the basis of a final settlement between the Company and the Employee for that year and will include all Company compensation and personal income as defined in this policy.

  A.4.
  If the Company's payment of taxes on the Employee's behalf results in income imputed to the Employee in any jurisdiction, the Company shall promptly make a tax payment on the Employee's behalf in that jurisdiction in an amount equal to the grossed-up estimated tax due on such imputed income."

Dated March 20, 2003

METROMEDIA INTERNATIONAL TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ HAROLD F. PYLE 3RD Name: Harold F. Pyle 3rd Title: Chief Financial Officer
METROMEDIA INTERNATIONAL GROUP, INC.

By:	/s/ HAROLD F. PYLE 3RD Name: Harold F. Pyle 3rd Title: Chief Financial Officer
THE EXECUTIVE
/s/ M.S. HAUF Mark Hauf

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  EXHIBIT 10.51
AMENDMENT TO EMPLOYMENT AGREEMENT